                                                                   EXHIBIT 10.36



                                    SUBLEASE

                                 BY AND BETWEEN


                                   FADCO, LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY


                                  "SUBLANDLORD"

                                       AND

                                G.I. JOE'S, INC.,
                              AN OREGON CORPORATION

                                   "SUBTENANT"


                                       AT


                          JAMES VILLAGE SHOPPING CENTER
                               LYNWOOD, WASHINGTON

 RECITALS ..................................................................   1

 1.     FUNDAMENTAL LEASE PROVISIONS .......................................   2

 2.     SUBLEASE ...........................................................   4

 3.     TERM; CONDITION. ...................................................   9

 4.     RENT. ..............................................................  11

 5.     CONDITION OF PREMISES; CONSTRUCTION; OPENING. ......................  12

 6.     USE OF PREMISES. ...................................................  15

 7.     COMMON AREAS. ......................................................  18

 8.     TAXES. .............................................................  19

 9.     UTILITIES. .........................................................  19

 10.    MAINTENANCE AND REPAIR; ALTERATIONS. ...............................  20

 11.    INSURANCE, WAIVERS, MDEMNIFICATION. ................................  21

 12.    DAMAGE AND DESTRUCTION, CONDEMNATION ...............................  24

 13.    ASSIGNMENT AND SUBLEASE. ...........................................  25

 14.    DEFAULT. ...........................................................  27

 15.    LIMITATION OF LIABILITY. ...........................................  32

 16.    SUBLANDLORD'S ENTRY ON PREMISES. ...................................  32

 17.    SUBORDINATION. .....................................................  33

 18.    WAIVER. ............................................................  34

 19.    SALE OR TRANSFER OF PREMISES. ......................................  34

 20.    SURRENDER OF PREMISES. .............................................  35

 21.    HOLDING OVER. ......................................................  35

 22.    ESTOPPEL CERTIFICATES; FINANCIALS. .................................  35

 23.    DEFINITIONS. .......................................................  36

 24.    MISCELLANEOUS. .....................................................  38

                                    SUBLEASE

        THIS SUBLEASE ("Sublease") is entered into as of this ____ day of ________, 19_ (the "Execution Date"), between FADCO, LLC, a Delaware limited liability company ("Sublandlord) and G.I. JOE'S, INC., an Oregon corporation ("Subtenant").

                                    RECITALS

        A. Sublandlord shall be the successor tenant under a certain Lease Agreement dated April 25, 1990 (the "Original Prime Lease") between James Village Lynnwood, Inc., a Washington corporation, successor-in-interest to Pacific Coast Properties, Inc., a Washington corporation, as landlord ("Prime Landlord"), and Ernst Home Center, Inc., a Washington corporation, as tenant ("Prime Tenant") under which Prime Landlord leased to Prime Tenant certain real property and improvements located in the James Village Shopping Center (the "Shopping Center"), in the City of Lynnwood, County of Snonomish, State of Washington, and legally described in Exhibit A of the Original Prime Lease. The Original Prime Lease has been modified by that First Amendment to Lease Agreement dated June 8, 1990, that Second Amendment to Lease Agreement dated June 14, 1991, and that Third Amendment to Lease Agreement March 27, 1992 (the "Prime Lease Amendments"). The Original Prime Lease and the Prime Lease Amendments are collectively referred to herein as the "Prime Lease" and are attached hereto as Exhibit A; the premises leased thereunder are referred to herein as the "Master Premises." Except as otherwise provided, defined terms herein shall have the same meaning as such terms under the Prime Lease.

        B. Upon entry of the Court Order (as defined in Paragraph 33(b)(1) below) and the recordation of that certain Assumption and Assignment of Lease referenced therein, all right, title and interest of the Prime Tenant under the Prime Lease will be assigned to Sublandlord.

        C. Pursuant to the terms and conditions of this Sublease, Sublandlord desires to sublease to Subtenant and Subtenant wishes to sublease from Sublandlord (1) the land and the approximately Forty-Five Thousand and Eighty-Two (45,082) square foot building (the "Original Building"), and (2) the approximately Seventeen Thousand Seventeen (17,017) square foot outside area adjacent thereto (the "Original Outside Area"). Subtenant intends to construct upon Seven Thousand Seven Hundred and Sixty-Eight (7,768) square feet of the Original Outside Area an expansion of the Original Building, whereupon there shall be Fifty-Two Thousand Eight Hundred and Fifty (52,850) square feet of building (the "Building") and Nine

Thousand Two Hundred and Forty-Nine (9,249) square feet of outside area (the "Outside Area"). Such Building and Outside Area are collectively referred to herein as the "Demised Premises." The Demised Premises are more particularly depicted on Exhibit B (the "Site Plan") attached hereto and made a part hereof.

        D. This Sublease selectively incorporates provisions of the Prime Lease. Where a particular provision of the Prime Lease is "incorporated and made a part hereof', or words of similar import, that Prime Lease provision, as amended by any amendments thereto, becomes a part of this Sublease as though it were fully set forth in the body of this Sublease, but with the references therein to "Landlord" and "Tenant" referring instead to Sublandlord and Subtenant, respectively (unless otherwise stated), the references to the "Leased Premises" referring to the Demised Premises and the references therein to "Lease" referring instead to this Sublease. Any terms or words in Prime Lease paragraphs which are incorporated into this Sublease shall have the same meaning as those terms and words in the Prime Lease and an interpretation of the meaning of such terms or words under the Prime Lease shall be binding upon Sublessor and Sublessee under this Sublease.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and Valuable consideration, the parties do hereby for themselves and their successors and assigns, covenant and agree as follows:

1.      FUNDAMENTAL LEASE PROVISIONS

        The following Fundamental Lease Provisions constitute an integral part of this Sublease, and each reference herein to the Fundamental Lease Provisions shall mean the provisions set forth in this Section 1. In the event of any conflict between the Fundamental Lease Provisions and the remainder of the Sublease, the latter shall control.


        Address of Sublandlord:               FADCO, LLC
                                              3236 Stone Valley Road West, Suite 230
                                              Alamo, CA 94507
                                              Attn:  Donald F. Gaube
                                              Telephone:  (510) 838-0604
                                              Facsimile:  (510) 838-0851
        Copy to:                              Farallon Capital Management, LLC
                                              One Maritime Plaza, Suite 1325
                                              San Francisco, CA  94111
                                              Attn:  Stephen L. Millham

                                              Telephone:  (415) 421-2132
                                              Facsimile:  (415) 421-2133
        Address of Subtenant:                 G.I.JOE'S, INC.
                                              9805 Boeckman Road
                                              Wilsonville, OR 97070
                                              Telephone: (503) 682-2242
        Address of Demised Premises           19310 60th Avenue SW
        (excluding Garden Area):              Lynnwood, WA 98036
        Demised Premises Floor Area:          Approximately 52,850 square feet
        Permitted Use of Demised Premises:    Subject to the provisions  of Section 6.2, for the
                                              sale at retail of (i) sporting and outdoor goods and
                                              equipment (including recreational boats and boat
                                              trailers, and, to the extent and in the manner
                                              required by Law, firearms and related equipment and
                                              supplies), and outdoor, sports and athletic apparel
                                              and footwear; (ii) aftermarket parts, supplies, and
                                              related accessories for automobiles, recreational
                                              vehicles and trucks, and, as incidental thereto, the
                                              installation of automotive and marine accessories,
                                              including, without limitation, batteries, luggage
                                              racks, and boat trailer accessories (such as trailer
                                              tires) only within the boundaries of the Demised
                                              Premises, and vehicles, trailers, and other items on
                                              which such installations are to occur are not to be
                                              parked overnight in the Common Area; and (iii) the
                                              sale at retail, in no more than 2,500 square feet of
                                              the sales area in the Demised Premises, of portable
                                              electronic, cellular and other communications, audio
                                              and video equipment and accessories.
        Primary Term:                         Commencing on the Commencement Date and ending on the
                                              earlier of (i) the twelfth (12th) anniversary of the
                                              Commencement Date or April 10, 2011.
        Option to Extend:                     Four (4) at five (5) years each and, if applicable,
                                              one (1) Additional Option.
        Actual Commencement Date:             _____________, 199__.
        Commencement Date:                    The date of Sublandlord's delivery of sole and

                                              exclusive possession of the Demised Premises to
                                              Subtenant.
        Scheduled Commencement Date:          August 1, 1998.
        Rent Commencement Date:               The earlier of (i) the date Subtenant opens for
                                              business in the Demised Premises or (ii) ninety (90)
                                              days after the Commencement Date.
        Minimum Monthly Rent:                 Period Minimum Monthly Rent
                                              Rent Commencement Date
                                              ("RCD") [or Revised Rent Commencement Date, if
                                              applicable] through the day
                                              immediately preceding the fifth
                                              (5th) anniversary of the RCD. The
                                              fifth (5th) anniversary of the RCD
                                              through the day immediately
                                              preceding the tenth (10th)
                                              anniversary of the RCD. The tenth
                                              (10th) anniversary of the RCD
                                              through the end of the Primary
                                              Term. $63,948.50 Additional Option
                                              $63,948.50 First Five-Year Option
                                              $70,334.54 Second Five-Year Option
                                              $77,381.21 Third Five-Year Option
                                              $85,132.54 Fourth Five-Year Option
                                              $93,632.58
        Percentage Rent:                      See Section 4.2
        Subtenant's Percentage Share:         100%
        Security Deposit:                     None
        Subtenant's Minimum Liability         $2,000,000
        Insurance:
        Definitions:                          Unless otherwise provided, those terms set forth in
                                              Section 23 below.


2.      SUBLEASE

        2.1 Demise.

               (a) In consideration of the rents to be paid and the covenants and agreements to be performed and observed by Subtenant, Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases and hires from Sublandlord, the Demised Premises.

               (b) Sublandlord shall have, and hereby reserves the right, to locate, both vertically and horizontally, install, maintain, use, repair and replace, pipes, utility lines, ducts, conduits, flues, refrigerant lines, drains, sprinkler mains and valves, access panels, wires and structural elements leading through the Demised Premises to and from the remainder of the Master Premises and/or the Common Area in locations which will not materially interfere with Subtenant's use of the Demised Premises.

               (c) At anytime within one (1) year after the completion of Tenant's Work, Sublandlord may measure the Floor Area of the Demised Premises to determine the correct dimensions. If Sublandlord's measurements reveal a Floor Area which is different from fifty-two thousand eight and fifty (52,850) square feet or an Outside Area with dimensions other than nine thousand two hundred forty nine (9,249) square feet, Subtenant shall have the right to dispute Sublandlord's measurement, in which event either (a) Sublandlord and Subtenant shall mutually agree on the Floor Area of the Building and the dimensions of the Outside Area, or (b) Sublandlord and Subtenant shall agree to have such spaces measured by an independent architect mutually acceptable to Sublandlord and Subtenant, at Subtenant's expense, in which event Sublandlord and Subtenant agree to abide by such measurement. Upon the determination of the actual Floor Area of the Building and the dimensions of the Outside Area, the Minimum Monthly Rent, Subtenant's Percentage Share, and all charges payable by Subtenant hereunder which are based on the Floor Area of the Building shall be adjusted to reflect the actual Floor Area of the Building and the dimensions of the Outside Area. If neither Sublandlord nor Subtenant causes its architect to measure the Building in accordance with this Paragraph 2. 1 (c), the parties shall be deemed to have accepted the size of the Building as fifty-two thousand eight hundred fifty (52,850) square feet of Floor Area and the dimensions of the Outside Area as nine thousand two hundred forty nine (9,249) square feet.

        2.2 Prime Lease.

               (a) Subtenant acknowledges that Subtenant's rights to the Demised Premises are subject to and subordinate to the Prime Lease and those various covenants, conditions and restrictions, easements and other matters of record affecting the Prime Lease, Demised Premises and other parts of the Shopping Center as fisted on Exhibit C (the "Permitted Exceptions"). Accordingly, if the Prime Lease terminates then this Sublease shall terminate (except as otherwise provided in any agreement between Prime Landlord and Subtenant) and Sublandlord shall have no liability therefor, unless such termination occurs because of a breach of Sublandlord's obligations under this Sublease. If the Prime Lease terminates because of any default by Sublandlord thereunder, Subtenant shall, at the election of the Prime Landlord, attorn to and recognize Prime Landlord as Sublandlord under this Sublease; provided that Prime Landlord has executed, no later than one (1) month after the Execution Date, a nondisturbance agreement in form and substance reasonably acceptable to Subtenant.

               (b) Except as expressly provided herein, if Subtenant desires to take any action, and the Prime Lease would require that Sublandlord obtain Prime Landlord's consent before undertaking any such action, Subtenant shall not undertake the same without Prime Landlord's prior written consent, provided, that upon Subtenant's request, Sublandlord shall diligently and promptly use its reasonable efforts to obtain Prime Landlord's consent to any such action.

               (c) Sublandlord shall pay each installment of minimum rental and any other sum when the same is due and payable under the terms of the Prime Lease and will duly observe and perform every term and condition of the Prime Lease to the extent that such term and condition is not provided in this Sublease to be observed or performed by Subtenant, except to the extent that any failure to so pay or to observe or perform shall have resulted, directly or indirectly, from any default by Subtenant hereunder (including, without limitation, the failure of Subtenant to pay any amount of the Minimum Monthly Rent or Additional Rent due hereunder). Sublandlord shall provide Subtenant with a copy of any notice given to Sublandlord by Prime Landlord under the Prime Lease, such notice to be delivered within two (2) business days after Sublandlord's receipt of such notice. Sublandlord will also give Subtenant a copy of any notice given by Sublandlord to Prime Landlord under the Prime Lease concurrently with the delivery of such notice to Prime Landlord.

               (d) At any time and from time to time, Subtenant may, but shall not be oblige to, make any payment or take any action necessary to cure a default by Sublandlord under the Lease provided Subtenant has notified Sublandlord in writing that Subtenant elects to cure default and within two (2) days after Sublandlord's receipt of such notice, with respect to a monetary default, and ten (10) days after Sublandlord's receipt of such notice, with respect to all other defaults, Sublandlord has not either cured such default or provided evidence reasonably acceptable to subtenant that such default will be cured before the expiration of the applicable cure period. In the event Subtenant elects to cure such default as permitted herein, the amount of any such payment or the cost of any such action which is paid or incurred by Subtenant in good faith, including reasonable attorney's fees, shall be treated as a sum of money advanced by Subtenant to Sublandlord and shall be repayable by Sublandlord to Subtenant on demand provided Subtenant has delivered to Sublandlord with such demand a written accounting setting forth the itemized amounts expended by Subtenant accompanied by copies of actual supporting invoices documenting the cost, fees and expenses incurred.

               (e) Subtenant acknowledges that (i) except as expressly provided in this Sublease, Sublandlord (x) does not assume and shall not have any of the obligations or liabilities of the Prime Landlord under the Prime Lease and (y) is not making the representations or warranties, if any, made by the Prime Landlord in the Prime Lease, and (ii) Sublandlord's ability to satisfy certain of its duties and obligations under this Sublease are conditioned upon the full and timely performance of the Prime Landlord's obligations under the Prime Lease and Sublandlord is unwilling to accept any liability whatsoever to Subtenant or any diminution in its rights under this Sublease as a consequence of Prime Landlord's failure to perform under the Prime Lease except to the extent Sublandlord's failure inhibits or prohibits the performance of Subtenant's obligations or rights hereunder. Notwithstanding the foregoing, if Prime Landlord defaults on the performance or observance of any of Prime Landlord's obligations under the Prime Lease, Sublandlord shall, at Sublandlord's election,
(a) make demand of Prime Landlord to obtain performance of Prime Landlord's obligations (which performance shall be at Sublandlord's reasonable cost and expense), and if requested in writing by Subtenant, commence and prosecute legal proceedings (also at Sublandlord's cost and expense) in the name of Sublandlord or otherwise against Prime Landlord with counsel reasonably satisfactory to Subtenant and/or (b) assign to Subtenant all of Sublandlord's rights and benefits under the Prime Lease which are assignable under the Prime Lease or otherwise to enforce, at Subtenants reasonable cost and expense (subject however to reimbursement if Sublandlord is entitled to and obtains reimbursement therefor from Prime Landlord under the terms of the Prime Lease), the obligations of Prime Landlord under the Prime Lease to the extent necessary to cause Prime Landlord to cure such default. Notwithstanding clause (b) of the immediately preceding sentence, Subtenant shall not have the right to terminate the Prime Lease. Sublandlord and Subtenant agree to discuss such enforcement proceedings with one another, in good faith, but such proceeding shall be approved by Sublandlord, which approval shall not be unreasonably withheld, conditioned or delayed. Any amount of recovery obtained by Subtenant, if Subtenant enforces Sublandlord's rights under clause (b) of the first sentence of this subparagraph (e), shall be the property of Subtenant to the extent that such recovery pertains solely to the Demised Premises.

               (f) Sublandlord shall not modify the Prime Lease or consent to the modification or creation of any Permitted Exception in any respect which adversely affects Subtenant, this Sublease or the Demised Premises, or surrender the Prime Lease, without the prior written consent of Subtenant, which consent may be granted or withheld in Subtenant's reasonable discretion, and any such modification or surrender made without such consent shall be null and void and shall have no effect on the rights of Subtenant under this Sublease. Sublandlord agrees that if pursuant to the terms of the Prime Lease or otherwise, Sublandlord shall have the right to cancel or terminate the Prime Lease, then Sublandlord shall only exercise such rights in accordance with, and only in accordance with, the written direction of Subtenant.

               (g) Subtenant hereby assumes and agrees to perform for the benefit of Sublandlord and Prime Landlord, each and every present and future obligation and duty of Sublandlord under the Prime Lease and the Permitted Exceptions, as amended with respect to the Demised Premises in accordance with subparagraph 2.2(f) above, except as follows: (a) Sublandlord, not Subtenant, shall be responsible for paying minimum rental due under the Prime Lease to Prime Landlord; and (b) to the extent said obligations or duties arise or relate to a period (i) after the Term and not in connection with acts or omissions during the Term; or (ii) before the Execution Date. Subtenant shall not do, suffer or permit anything to be done which could result in a default under the Prime Lease or could result in the cancellation or termination of the Prime Lease. Subtenant shall indemnify, defend and hold harmless Sublandlord from and against all Claims imposed upon or incurred by or assessed against Sublandlord by reason of any violation or breach of this Sublease by Subtenant or any of its Authorized Representatives which has resulted, directly or indirectly, in a breach of the Prime Lease. Sublandlord shall indemnify, defend and hold harmless Subtenant from and against all Claims imposed upon or incurred by or assessed against Subtenant by reason of any violation or breach of this Sublease by Sublandlord or any of its Authorized Representatives which has resulted, directly or indirectly, in a breach of the Prime Lease.

        2.3 Sublandlord's Representations and Warranties. As of the Execution Date, Sublandlord represents and warrants to Subtenant as follows:

               (a) Attached hereto as Exhibit A is a true, correct and complete copy of the Prime Lease; the Prime Lease is in full force and effect and neither Prime Landlord nor Sublandlord, to Sublandlord's actual knowledge, is in default of any of their respective obligations under the Prime Lease.

               (b) Sublandlord has no actual knowledge of any pending or threatened condemnation or eminent domain proceedings with respect to the Master

Premises. Sublandlord has no actual knowledge that the Master Premises are in violation of Law, including any Laws relating to Hazardous Substances in, on or about the Master Premises.

               (c) To Sublandlord's actual knowledge, there is no Hazardous Substance in, on or about the Master Premises, except as otherwise disclosed in the Environmental Site Assessment.

               (d) Subject to the receipt of the Prime Landlord's consent and the entry of the Court Order and said order becoming final and non-appealable
(i) the execution and performance of this Sublease by Sublandlord will not violate or cause a default under any agreement, instrument, or other transaction to which Sublandlord is a party or by which Sublandlord and/or the Master Premises are bound and (ii) Sublandlord has full right and power to execute and perform this Sublease and to grant the estate demised herein.

               (e) To Sublandlord's actual knowledge, attached hereto as Exhibit C is a true and complete list of all Permitted Exceptions.

3.      TERM; CONDITION.

        3.1 Period. The primary term of this Sublease (the "Primary Term") shall be for the period specified in the Fundamental Lease Provisions, unless sooner terminated pursuant to other provisions hereof.

        3.2 Extension Options.

               (a) Except as set forth in subparagraph 3.2(b) below, Sublandlord hereby grants to Subtenant four (4) successive options to extend the Primary Term for additional consecutive periods of five (5) years each, commencing on the expiration of the Primary Term or the immediately preceding option term, as the case may be, subject to all of the provisions of this Sublease (the "Option
Term). Subtenant may exercise its option to so extend the Term only by delivering written notice to Sublandlord of Subtenant's election to so extend the Term (an "Extension Option Notice"), no later than two hundred seventy (270) days and no earlier than eighteen (18) months prior to the expiration of the Primary Term or the then current option period. Notwithstanding anything to the contrary herein, Subtenant's exercise of an option shall be null and void if at the time of the exercise of such option or the commencement of such option term, Subtenant is in material default under this Sublease after notice and the lapse of any cure period. Further, Subtenant's right to exercise an option shall be conditioned upon Subtenant's exercise of all prior options. All references in this Sublease to "Term" shall mean the Primary Term and, upon the exercise of any option pursuant to this Paragraph 3.2, the Primary Term as extended by any such option.

               (b) Notwithstanding anything to the contrary set forth herein, if the Primary Term ends prior to April 10, 2011, then Subtenant shall have an additional option ("Additional Option") to extend the Primary Term for the period from the end of the Primary Term to and including April 10, 2011. Such option shall be exercised prior to any other option set forth in Section 3.2(a) above and shall be exercised in accordance with the terms of Section 3.2 (a) above.

        3.3 Conditions Precedent to Obligations. The obligations of the parties under this Sublease are expressly conditioned upon the fulfillment of each and all of the conditions precedent set forth in this Paragraph 3.3 within sixty
(60) days after the Execution Date (or such other period as may be expressly provided). If any condition remains unsatisfied following the expiration of the applicable period, then the party for whose benefit such condition is imposed shall have the right to terminate this Sublease by written notice to the other party, delivered to such other party within five (5) days after the expiration of the applicable period, provided the condition giving rise to such termination has not failed to occur because of a breach of this Sublease by the terminating party.

               (a) For Subtenant's benefit,

               (i) Subtenant's receipt from First American Title Insurance Company of a Commitment to issue a Leasehold Owner's Policy of Title Insurance (which policy shall be paid for 15y Sublandlord) in the amount of Five Hundred Thousand Dollars ($500,000.00) insuring Subtenant's interest in the Demised Premises, subject only to the standard general exceptions required by the title company and the Permitted Exceptions; and

               (ii) For Subtenant's benefit, the receipt of a fully executed and acknowledged nondisturbance, estoppel and attornment agreement in the form attached as Exhibit D from the Prime Landlord.

               (b) For the benefit of both Sublandlord and Subtenant,

               (1) the entry on or before the Commencement Date of a Stipulated Order by the United States Bankruptcy Court, Western District of Washington at Seattle (Action No. 96-10129) (the "Court Order") in substantially the same form as Exhibit E attached hereto and made a part hereof Subtenant acknowledges that while Sublandlord shall use reasonable efforts to effect such Court Order, entry of the Court Order is conditioned upon various events outside

Sublandlord's reasonable control and Sublandlord shall have no liability to Subtenant hereunder in the event such Court Order is not entered for any reason other than a breach of the Court Order by Sublandlord.

               (2) the Actual Commencement Date has occurred on or before March 1, 1999.

        3.4 Commencement of Term. Sublandlord shall use its reasonable best efforts to cause the Commencement Date to occur on or before the Scheduled Commencement Date specified in the Fundamental Lease Provisions. However, this Sublease shall not be void or voidable, nor shall Sublandlord or its Authorized Representatives have any liability to Subtenant, by reason of Sublandlord's failure to deliver the Demised Premises by the Scheduled Commencement Date specified in the Fundamental Lease Provisions. Postponement of Subtenant's rental obligation before delivery of possession of the Demised Premises shall be Subtenants exclusive remedy and in sole satisfaction of all claims Subtenant might otherwise have by reason of Sublandlord's failure to deliver the Demised Premises by the Scheduled Commencement Date. Once the Commencement Date is determined, Sublandlord shall confirm such Commencement Date by written notice to Subtenant, and Sublandlord is hereby authorized by Subtenant to insert in the Fundamental Lease Provision the Actual Commencement Date.

4.      RENT.

        4.1 Minimum Monthly Rent.

               (a) Subtenant shall pay to Sublandlord as minimum monthly rent during the Term, without deduction, setoff, prior notice or demand, the sum specified in the Fundamental Lease Provisions, in advance, on the first day of each month commencing on the Rent Commencement Date ("Minimum Monthly Rent"). Minimum Monthly Rent for the first month shall be paid on the Rent Commencement Date even if such date is not the first day of a month. Minimum Monthly Rent for any partial month shall be prorated at the rate of 1/30th of the Minimum Monthly Rent per day. All rent shall be paid to Sublandlord at the address to which notices to Sublandlord are given.

               (b) Notwithstanding anything to the contrary set forth in this Sublease, Sublandlord shall have the right, at Sublandlord's option to be exercised in Sublandlord's sole discretion, upon written notice to Subtenant ("Sublandlord's Rent Notice'), to require Subtenant to commence paying Minimum Monthly Rent prior to the Rent Commencement Date, commencing on the date set forth in Sublandlord's Rent Notice, but in no event prior to the first day of the calendar month immediately subsequent to the date of Sublandlord's Rent Notice. Subtenant shall thereupon commence paying Minimum Monthly Rent on such revised date ("Revised Rent Commencement Date"). In consideration thereof, the Construction Allowance shall be increased By the additional amount of Minimum Monthly Rent ("Increased Allowance") payable by Subtenant for the period between the Revised Rent Commencement Date and the Rent Commencement Date. Sublandlord shall pay such Increased Allowance to Subtenant simultaneously with the Sub landlord's Rent Notice.

        4.2 Percentage Rental. In addition to the Minimum Monthly Rent, Subtenant shall pay to Sublandlord a "Percentage Rental" in accordance with Paragraph 3 of the Second Article of the Prime Lease. Paragraph 3 of the Second Article of the Prime Lease is incorporated herein Subtenant shall deliver to Sublandlord a statement certified by Subtenant to be correct showing the total gross sales by calendar months during such Lease Year, together with any Percentage Rental which is due for such period. The certified statement shall be delivered, and the Percentage Rental shall be payable and delivered, to Sublandlord at the place and in the manner specified in Paragraph 4.1 but at least five (5) days before the date that Sublandlord is required to deliver Percentage Rental and such a statement to the Prime Landlord under the Prime Lease. Paragraph 5 of the Second Article of the Prime Lease is incorporated herein and made a part of this Sublease.

5.      CONDITION OF PREMISES; CONSTRUCTION; OPENING.

        5.1 Acceptance By Subtenant. Subtenant shall accept possession of the Demised Premises, in an "as is" condition with "all faults" as to all matters, including the following: physical condition; size or dimensions of the Demised Premises (subject to Section 2.1(c)); feasibility, desirability or convertibility of the Demised Premises into any particular use; and the zoning, building and land use restrictions applicable to the Demised Premises. Subtenant acknowledges and agrees that Subtenant has conducted its own due diligence regarding the Demised Premises and that there have been no representations, warranties or promises to Subtenant by Sublandlord, or its Authorized Representatives, with respect to the same.

        5.2 Subtenant's Work. Upon the Commencement Date Subtenant shall commence and thereafter diligently prosecute to completion Subtenant's Work in accordance with Exhibit F attached hereto and made a part hereof and the Construction Provisions attached hereto and made a part hereof as Exhibit H. Subtenant shall substantially complete Subtenant's Work on or before ninety (90) days after the Commencement Date. Subtenant shall be responsible for applying for and obtaining all permits and government approvals that may be needed to permit

Subtenant to construct the Subtenant's Work and to occupy and use the Demised Premises for the Permitted Use.

        Subtenant's Work shall be constructed at Subtenant's sole cost and expense, subject to the Construction Allowance pursuant to Paragraph 5.4 below.

        5.3 Opening Date. Subtenant shall initially open for business to the public from the Demised Premises no later than March 1, 1999.

        5.4 Construction Allowance.

               (a) Sublandlord shall furnish Subtenant a construction allowance for S at the Demised Premises of Five Hundred Thousand and no/100 Dollars ($500,000) ("Allowance") provided that in no event shall the Construction Allowance exceed the actual cost of the improvement work by Subtenant at the Demised Premises.

               (b) In accordance with the provisions of subparagraph 5.4 (c) below, Subtenant shall from time to time during the course of construction of Subtenant's Work, but not more frequently dm once per month, submit to Sublandlord an application for payment of a portion of the Construction Allowance (an "Application for Payment") setting forth the amount of all costs and expenses which have been incurred to the date of such statement in respect of the actual costs of Subtenant's Work (excluding amounts previously reimbursed to Subtenant or otherwise paid by Sublandlord pursuant to previous statements), in form reasonably satisfactory to Sublandlord, together with the following (herein called "Draw Documents"): (i) an appropriate sworn contractor's statement; (ii) appropriate waivers of lien and affidavits (both the form and content of such waivers of hen and affidavits shall be subject to the reasonable approval of Sublandlord); and (iii) for the last draw only, a certificate of substantial completion by Subtenant's architect certifying that Subtenant's Work has been substantially completed in accordance with the Final Plans. Sublandlord shall cause to be paid to Subtenant or, if direct payment is to be made, the appropriate contractors, the full amount shown on the Draw Documents within thirty (30) days after Sublandlord's receipt thereof; provided, (i) the Draw Documents are complete (and, if the Draw Documents are not complete, payment shall be made for such portion as is supported by complete Draw Documents), (ii) Sublandlord has approved the same, such approval not be unreasonably withheld, delayed or denied, and (iii) Subtenant is not in default of the Sublease. Sublandlord reserves the right, for reasonable cause, to make or cause to be made direct payments to contractors from time to time rather than by making payment or causing payments to be made by reimbursement of Subtenant. A final disbursement (to recover final payment, including retainage) shall be made by Sublandlord upon the satisfaction of the requirements of Subparagraph 5.4(c) below, upon the issuance of a certificate of occupancy (in form and substance satisfactory to Sublandlord) issued by the applicable governmental authorities, upon Subtenant having opened for business in the Demised Premises, upon Subtenant not being in default of the Sublease, and upon the delivery to Sublandlord of a reproducible copy of "as built" plans and specifications for Subtenant's Work in the Demised Premises prepared and certified by Subtenant's architect. Such final disbursement shall be made within thirty (30) days after all of said requirements have been satisfied, provided that Subtenant is not in default under the Sublease on the date of such disbursement.

               (c) Tenant shall deliver to Sublandlord a request for disbursement which will include the following:

        1. An Application for Payment, in triplicate using AIA Form G702 prepared by Subtenant's general contractor and approved in writing by Subtenant and Subtenant's architect or, with respect to work not performed under the general contract, prepared by Subtenant and approved by Subtenant's architect, showing in complete detail the total amount due for the contract, the amounts due for work completed at the job site through the twenty-fifth (25th) day of the preceding calendar month and for which payment is requested, and the balance due to complete the contract. Each Application for Payment shall provide for a 10% retainage (including 10% retainage on amounts due the general contractor thereunder) up to an amount equal to said retainage to be withheld until final payment is made. Notwithstanding the foregoing, retainage for any subcontractor may be reduced to five (5%) percent at such time as Subtenant has verified that ninety (90%) percent of its work has been completed, and all retainage to such subcontractor may be paid within thirty (30) days after Subtenant's acceptance of such subcontractor's work provided Subtenant's architect has certified completion and appropriate waivers of lien have been provided. Each Application for Payment (including final payment) shall be in such form and detail and supported by such evidence of (and representations and/or certifications with respect to) its correctness and of Subtenant's or the general contractor's right to payment as the Sublandlord may reasonably require. Each Application for Payment (including final payment) shall be accompanied by the Draw Documents and by supporting waivers of lien, a general contractor's sworn statement (all in form and substance satisfactory to Sublandlord), and such other releases, receipts, affidavits, and other documents (including, without limitation, waivers of lien and sworn statements from subcontractors, materialmen and suppliers making application for payment through the general contractor) as Sublandlord, and/or Sublandlord's lender, if any, shall reasonably require.

        2. A certificate of substantial completion for work done to date issued by Subtenant's architect for the benefit of Sublandlord, Sublandlord's lender, if any, and Subtenant, together with such other certifications from Subtenant's architect as Sublandlord and Sublandlord's mortgagee, if any, may reasonably require.

        3. A certificate executed by Subtenant to the effect that (i) all sums being requested for disbursement are properly due and owing for actual costs of Subtenant's Work, and (ii) all conditions and requirements for such disbursement provided for herein have been satisfied.

               (d) Subtenant will keep accurate books of account showing all actual costs of Subtenant's Work incurred hereunder, which books of account and all supporting data shall at all reasonable times be open for inspection by Sublandlord and its Authorized Representatives, and shall be retained and available for reference for a period of at least two (2) years after the Subtenant's Work has been completed.

               (e) Without limitation to any other rights or remedies Sublandlord may have on account thereof, if at the time Sublandlord is prepared to pay all or any portion of the Construction Allowance, Subtenant owes Sublandlord any sums under the Sublease, Sublandlord may, at its election, pay the Construction Allowance but deduct therefrom the amount of any such sums owed by Subtenant.

               (f) If the Term should end prior to the scheduled expiration date due to a default by Subtenant; Subtenant shall pay Sublandlord, within sixty
(60) days after the effective date of the early termination, the unamortized portion of the Construction Allowance, using a straight-line amortization over the Term.

6.      USE OF PREMISES.

        6.1 Use. Subtenant shall use the Demised Premises solely for the use specified in the Fundamental Lease Provisions and for no other use without Sublandlord's prior consent, which consent shall not be unreasonably withheld but shall be subject to the terms of the Prime Lease and to obtaining the prior consent of the Prime Landlord.

        6.2 Limitations on Use. Subtenant shall use the Demised Premises for the purpose permitted by Paragraph 6.1 strictly in accordance with the following:

               (a) Cancellation of Insurance. Subtenant shall not do, bring, or keep anything in or about the Demised Premises that will cause a cancellation of any insurance covering the Demised Premises, provided that if Subtenant causes insurance procured by Subtenant to be canceled, and if such cancellation was not caused by the willful misconduct or gross negligence of Subtenant, Subtenant shall not be in violation of this provision if Subtenant replaces such insurance with comparable insurance within five (5) days after such cancellation.

               (b) Compliance with Laws. Subtenant shall comply with all Laws concerning the Demised Premises or Subtenant's use of the Demised Premises, including, without limitation, the obligation, at Subtenant's cost, to alter, maintain, or restore the Demised Premises and all structural elements thereof (but only to the extent the Prime Tenant under the Prime Lease is obligated to alter, maintain or restore such structural elements under the Prime Lease) in compliance with all Laws relating to the condition, use, or occupancy of the Demised Premises during the Term.

               (c) Waste, Nuisance. Subtenant shall not use or permit the Demised Premises to be used in any manner that will constitute waste, nuisance, or unreasonable annoyance to other tenants in the Shopping Center (including, without limitation, the use of loudspeakers or sound or light apparatus that can be heard or seen outside the Demised Premises in more than a de minimis degree). No machinery, apparatus, or other appliance shall be used or operated in or on the Demised Premises that will in any manner injure, vibrate, shake, or otherwise damage the Demised Premises and/or the Shopping Center.

               (d) Operations. Subtenant shall not use or permit the Demised Premises to be used for any use which is excluded or prohibited in Paragraph 4 of the Sixth Article of the Prime Lease, as amended, including but not limited to the prohibition of a use as an automotive maintenance or repair facility; provided, however, that Subtenant shall be permitted to sell recreational boats and boat trailers if such use is consented to in writing by Prime Landlord and Albertson's, Inc. Subtenant shall not conduct or operate or permit to be conducted or operated on the Demised Premises any secondhand store, auction, distress or fire sale, or going-out-of-business sale, or continuous discount operation.

        6.3 Hazardous Substances.

               (a) Reportable Uses Require Consent. Subtenant shall not engage in any activity in, on or about the Demised Premises which constitutes a

Reportable Use of Hazardous Substance without the express prior written consent of Sublandlord and Prime Landlord and compliance in a timely manner (at Subtenants sole cost and expense) with all applicable Laws. Notwithstanding the foregoing, Subtenant may, without Sublandlord's prior consent but in compliance with all applicable Laws, use any ordinary and customary materials reasonably required to be used by Subtenant in the normal course of Subtenant's business permitted in the Building, so long as such use is not a Reportable Use. In addition, Sublandlord may (but without any obligation to do so) condition its consent to the use or presence of any Hazardous Substance, activity or storage tank by Subtenant upon Subtenant's giving Sublandlord such additional assurances as Sublandlord, in its reasonable discretion, deems necessary to protect itself, the public, the Demised Premises, the Shopping Center and the environment against damage, contamination or injury and/or liability therefrom or therefor.

               (b) Duty to Inform. If Subtenant knows, or has reasonable cause to believe, that a Hazardous Substance, or a condition involving or resulting from same, has come to be located in, on, under or about the Demised Premises, other than as previously consented to by Sublandlord, Subtenant shall immediately give written notice of such fact to Sublandlord, Subtenant shall also immediately give Sublandlord a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action or proceeding given to, or received from, any governmental authority or private party, or persons entering or occupying the Demised Premises, concerning the presence, spill, release, discharge of, or exposure to, any Hazardous Substance or contamination in, on, or about the Demised Premises, including but not limited to all such documents as may be involved in any Reportable Uses involving the Demised Premises.

               (c) Indemnification. Subtenant shall indemnify, protect, defend and hold Prime Landlord, Sublandlord, their Authorized Representatives and lenders, harmless from and against any and all loss of rents, Claims and penalties arising out of or involving any Hazardous Substance or storage tank brought onto the Demised Premises, or the Shopping Center by or for Subtenant or under Subtenant's control. Subtenant's obligations under this Paragraph 6.3 shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Subtenant, and the cost of investigation (including consultants and attorney's fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, and shall survive the expiration or earlier termination of this Sublease. No termination, cancellation or release agreement entered into by Sublandlord and Subtenant shall release Subtenant from its obligations under this Sublease with respect to Hazardous Substances or storage tanks brought onto the Demised Premises by Subtenant, unless specifically so agreed by Sublandlord in writing at the time of such agreement.

        6.4 No Continuous Operation. Notwithstanding any other provision of this Sublease, but subject to Subtenant's obligation to open the Demised Premises pursuant to Paragraph 6.4, Subtenant does not covenant or agree to any obligation to continuously use or operate the Demised Premises during the Term, and nothing in this Sublease shall be deemed to impose any obligation of continuous use or operation on Subtenant. If a retail business is not being operated at the Demised Premises for a period of ninety (90) consecutive days or more (excluding periods of damage or related repairs), then Sublandlord shall have the right, but not the obligation, to terminate this Sublease upon delivery of written notice to Subtenant ("Sublandlord Termination Notice"), provided said notice is received by Subtenant prior to the recommencement of the operation of a retail business. The termination shall be effective thirty (30) days after receipt of Sublandlord's Termination Notice. Notwithstanding the foregoing, Subtenant shall have the right to nullify Sublandlord's Termination Notice by delivering written notice to Sublandlord ("Subtenant's Reopening Notice") within fifteen (15) days after receipt of Sublandlord's Termination Notice that Subtenant shall reopen for business and Subtenant in good faith does open the Demised Premises for business to the public within ninety (90) days after the delivery of Subtenant's Reopening Notice. This termination right shall not apply during, or with respect to, times when the Demised Premises are untenantable by reason of fire or other casualty.

        6.5 Signs. Subject to obtaining the prior consent of Prime Landlord under the Prime Lease, Subtenant shall have the right to occupy the existing Ernst position on each of the two pylon signs referred to in Paragraph 2 of the Sixth Article of the Prime Lease, provided Subtenant pays to Prime Landlord the rental required under Paragraph 2 of the Sixth Article of the Prime Lease. Subject to the terms of the Prime Lease, Subtenant shall have the right to maintain and/or replace any signs on the Demised Premises as Subtenant may desire for the advertisement of its business. Notwithstanding the foregoing, all of Subtenant's exterior signs shall be subject to Sublandlord's prior written approval as to design, location, size and type, which approval shall not be unreasonably withheld. During the Term, Subtenant shall not be required to remove its sign unless required by Law or the Prime Lease or unless the same are in need of repair or replacement. Subtenant shall maintain all such signs, at Subtenants sole cost and expense, in good operating condition and repair and shall remove all signs and appliques upon the expiration or sooner termination of this Sublease, together with the repair of any damage caused thereby.

7.      COMMON AREAS.

        7.1 Description of Common Areas. The term "Common Areas" means all are facilities that are provided and designated under the Prime Lease for the general use and convenience of Sublandlord, as the Prime Tenant, and other tenants of the Shopping Center including, pedestrian walkways, parking areas, driveways and roads.

        7.2 Subtenant's Right to Use. Subject to Paragraph 7.3, below, and the terms of the Prime Lease, Sublandlord grants to Subtenant and its Authorized Representatives those nonexclusive rights which are granted to Sublandlord under the Prime Lease to use the Common Areas during the Term. In connection therewith, the seventh sentence of the Sixteenth Article of the Prime Lease is incorporated herein and made a part hereof. Sublandlord reserves to itself the right to use the Common Areas, together with others who are entitled to use the Common Areas, subject to the provisions of this Sublease. Subtenant shall keep the Common Areas free and clear of any obstructions created or permitted by Subtenant or resulting from Subtenant's operations.

        7.3 Maintenance and Management of Common Area. Subtenant acknowledges that pursuant to the Fourth Article, Seventeenth Article and other Articles of the Prime Lease, Prime Landlord has various duties and obligations to operate, maintain, repair, insure and replace the Common Area and that Sublandlord has no such duty or obligation under this Sublease. Subtenant shall pay to Sublandlord Subtenant's Percentage Share of all costs and expenses incurred by or payable to Prime Landlord under the Prime Lease to operate, maintain, repair, insure and replace the Common Area to the extent that such costs are required to be paid by Sublandlord as the Prime Tenant under the Prime Lease. Such costs shall be paid by Subtenant to Sublandlord as and when such costs are required to be paid by Sublandlord to Prime Landlord under the Prime Lease.

8.      TAXES.

        8.1 "Real Estate Taxes" Defined. The term "Real Estate Taxes" shall mean all of those taxes, levies, assessments, charges or other similar costs required to be paid by Sublandlord as the Prime Tenant under the Prime Lease, including Section (2) of the Second Article thereof.

        8.2 Payment of Real Estate Taxes. Subtenant shall pay to Sublandlord Subtenant's Percentage Share all Real Estate Taxes as and when such taxes are required to be paid by Sublandlord to Prime Landlord under the Prime Lease.

        8.3 Personal Property Taxes. Subtenant shall pay before delinquency all taxes, assessments, license fees, and other charges (collectively, "Taxes") that are levied or assessed against Subtenant during the Term, including, but not limited to, Taxes levied or assessed against Subtenant's leasehold interest or Subtenant's Personal Property, Alterations, Subtenant's Work, or Subtenant's Trade Fixtures installed or located in or on the Demised Premises. On demand by Sublandlord, Subtenant shall furnish Sublandlord with satisfactory evidence of these payments.

9.      UTILITIES.

        Subtenant shall make all arrangements for and pay for all utilities and services furnished to or used by it, including, without limitation, gas, electricity, water, telephone service, and trash collection, and for all connection charges. If the Demised Premises are not separately metered, Subtenant shall pay a portion of such charges and fees to Sublandlord within ten
(10) days after Sublandlord has delivered notice to Subtenant specifying the portion of such charges allocable to the Demised Premises. If any such charges are not paid when due, Sublandlord may, after notice to Subtenant, pay the same, and any amount so paid by Sublandlord shall thereupon become due to Sublandlord from Subtenant as additional rent together with interest thereon at the Overdue Rate. Sublandlord shall not be liable in damages or otherwise for any failure or interruption of any utility service being furnished to the Demised Premises and no such failure or interruption shall entitle Subtenant to an abatement of rent or to terminate this Sublease. In the event of such interruption by the utility service provider, Sublandlord shall, upon Subtenant's written request and without additional cost to Sublandlord, cooperate with Subtenant in seeking from the utility service provider restoration of the utility service.

10.     MAINTENANCE AND REPAIR; ALTERATIONS.

        10.1 Sublandlord's Obligations and Subtenant's Maintenance. Subtenant hereby acknowledges and agrees that pursuant to the Fourth Article of the Prime Lease Prime Landlord has no duties and obligations to maintain and repair any part of the Demised Premises except as otherwise set forth in the Fourth Article of the Prime Lease, and that any and all duties or obligations with respect thereto as set forth in the Fourth and Fifth Articles of the Prime Lease shall be undertaken by Subtenant.

        10.2 Construction of Alterations. Except as provided in Paragraph 5.2 above, Subtenant shall not make any Alterations to the Demised Premises without Sublandlord's and Prime Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Subtenant shall have the right (a) to place or install in the Demised Premises such fixtures and equipment as Subtenant shall deem desirable for the conduct of bus therein and to select the paint color it desires for the interior of the Demised Premises, and Prime Landlord so consents, to make such further Alterations as Subtenant reasonably d necessary to operate the Demised Premises as a G. I. Joe's store consistent with standards apply to other such stores in comparable locations in the United States. Any such Alterations shall be performed in accordance with the terms and conditions of Exhibit H. Any Alterations made remain on and be surrendered with the Demised Premises on expiration or termination of the Term, except that Sublandlord can elect, by delivery of written notice, to require Subtenant to remove any Alterations that Subtenant has made to the Demised Premises. If Sublandlord so elects, Subtenant at its cost shall remove such Alterations and restore the Demised Premises to the condition existing prior to such Alteration (but in all events a good condition) before the last day of the Term. If Subtenant makes any Alterations to the Demised Premises as provided in this paragraph, the Alterations shall not be commenced until ten (10) business days after Sublandlord has received written notice from Subtenant stating the date the installation of the Alterations is to commence so that Sublandlord and Prime Landlord can post and record an appropriate notice of nonresponsibility

        10.3 Mechanic's Liens. Subtenant shall pay all costs for construction done by it or caused to be done by it on the Demised Premises as permitted by this Sublease. Subtenant shall keep the Demised Premises, the Building and the Shopping Center free and clear of all mechanics' liens or other liens resulting from construction done by or for Subtenant. Subtenant shall have the right to contest the correctness or the validity of any such lien if, immediately on demand of Sublandlord, Subtenant procures and records a hen release bond issued by a corporation authorized to issue surety bonds in the State of Washington in an amount equal to one and one-half times the amount of the claim of lien. The bond shall meet the requirements of any applicable Law and shall provide for the payment of any sum that the claimant may recover on the claim (together with costs of suit, if it recovers in the action).

11.     INSURANCE, WAIVERS, MDEMNIFICATION.

        11.1 Liability Insurance. Subtenant, at its cost, shall maintain commercial general liability insurance and products liability insurance in the minimum amount(s) specified in the Fundamental Lease Provisions, insuring against all liability of Subtenant and its Authorized Representatives arising out of and in connection with Subtenants use or occupancy of the Demised Premises or the Shopping Center and the business conducted by Subtenant or any other persons within the Demised Premises. Such insurance shall include a Broad Form Contractual liability insurance coverage insuring performance by Subtenant of the indemnity provisions of Paragraph 11.7. All such policies shall be written to apply to all bodily injury, property damage, personal injury and other covered loss, however occasioned, occurring during the policy term. Such coverage shall also contain endorsements: (i) deleting any employee exclusion on personal injury coverage;
(ii) including employees as additional insureds; (iii) deleting any liquor liability exclusions; and (iv) providing for coverage of employer's automobile non-ownership liability. All such insurance shall afford coverage for all claims based on acts, omissions, injury and damage, which claims occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period. Subtenant shall also maintain Workers' Compensation and any other insurance which may be required in accordance with applicable Law.

        11.2 Subtenant's Personal Property, Fire, and Plate Glass Insurance. At all times during the Term, Subtenant, at its cost, shall maintain on all Subtenant's Personal Property, Subtenant's Work and Alterations, in, on, or about the Demised Premises, a policy of standard fire and extended coverage insurance, with vandalism and malicious mischief endorsements, to the extent of at least one hundred percent (100%) of their replacement value. The proceeds from any such policy shall be used by Subtenant for the replacement of Subtenant's Personal Property or the restoration of Subtenant's Work or Alterations. Subtenant shall also, at its cost, maintain full coverage plate glass insurance on the Demised Premises. Sublandlord, Prime Landlord and their respective Mortgagees (as defined in Paragraph 14.5) shall be named as insureds on all such policies.

        11.3 Fire Insurance - Demised Premises. Subtenant hereby acknowledges and agrees that Prime Landlord has no, duties and obligations regarding fire insurance for the Demised Premises, and that any and all duties and obligations of Sublandlord to so insure the Demised Premises shall be undertaken by Subtenant. Paragraph 5 of the Fifth Article of the Prime Lease is incorporated herein and made a part of this Sublease. If at any time Prime Landlord provides such insurance on the Demised Premises, then Subtenant shall be relieved of its obligation to obtain such insurance, and in lieu thereof Subtenant shall pay to Sublandlord all premiums and other costs or expenses required to be paid by Sublandlord to Prime Landlord as the Prime Tenant under the Prime Lease, as and when such amounts are required to be paid by Sublandlord under the Prime Lease. If at any time Sublandlord elects to provide such insurance on the Demised Premises, Subtenant shall pay to Sublandlord all premiums and costs in connection with such insurance within fifteen (15) days after Sublandlord delivers to Subtenant an invoice therefor.

        11.4 Other Insurance Matters. All insurance required to be maintained by Subtenant under this Sublease shall: (a) be issued by insurance companies authorized to do business in the State of Washington, with a financial rating of at least A XII as rated in the most recent edition of Best's Insurance Reports;
(b) be issued as a primary policy, and any insurance held by Sublandlord or Prime Landlord shall be excess insurance; (c) contain an endorsement requiring thirty (30) days' prior written notice from the insurance company to both parties, Prime Landlord and the Mortgagee of Sublandlord and the Prime Landlord, if any, before cancellation or change in the coverage, scope, or amount of any policy; (d) require Subtenant to deposit with Sublandlord prior to the commencement of the Term, a certificate of all insurance policies required under this Sublease (which certificate shall state that Sublandlord may rely thereon) and Subtenant shall also deliver certificates of renewal not less than thirty
(30) days before expiration of the term of each of the policies; (e) name Sublandlord and Prime Landlord and Sublandlord's and Prime Landlord's respective Mortgagee as additional 'insureds; (f) provide for severability of interests and that an act or omission of one of the parties insured under the policy shall not reduce or avoid coverage to the other parties insured under the policy; and (g) be subject to reasonable increase, not more frequently than every two (2) years, if in the opinion of the insurance broker retained by Sublandlord, the amount of insurance coverage maintained by Subtenant at that time is not adequate. In such case, Subtenant shall increase the insurance coverage as reasonably required by Sublandlord's insurance broker.

        11.5 Waiver of Subrogation. The parties release and waive any Claims against each other, and their respective officers, directors, partners, employees, agents, licensees and invitees for right to recovery for damage or injury to such waiving party or the property of such waiving party or the property of others under the waiving party's control to the extent such injury or damage is covered by insurance which is required to be, or which actually is, carried by the other party. The release and waiver by Subtenant shall expressly extend to Prime Landlord and Prime Landlord's Authorized Representatives. Each party shall cause each insurance policy obtained by such party as required under this Lease to provide that the insurance company waives all right of recovery by way of subrogation as specified above in connection with any damage or injury covered by such policy. The parties shall use reasonable efforts to obtain insurance policies which do not charge an additional premium for such waivers of subrogation. If, after exercise of such reasonable efforts, an insurer requires the payment of an additional premium for such waiver of subrogation, the party undertaking to obtain the insurance shall notify the other party of the amount of such additional premium. The other party shall have a period of ten (10) days after receiving the notice to deliver payment of such additional premium to the other party. If such party refuses to pay the additional premium charged, the other party is relieved of the obligation to obtain a waiver of subrogation rights with respect to the particular insurance involved, provided, however, the foregoing waiver and release with respect to injury or damage covered by such policy shall still apply.

        11.6 Exculpation of Sublandlord. Except to the extent of Sublandlord's negligence or intentional acts, neither Sublandlord nor Sublandlord's Authorized Representatives shall be liable to Subtenant for any damage from any cause to Subtenant or Subtenant's property, including, but not limited to, lost profits and consequential damages. Subtenant waives and releases all claims against Sublandlord for damage to person or property, including, but not limited to, lost profits and consequential damages, arising for any reason, except that Sublandlord shall be liable to Subtenant for damage to Subtenant resulting from the negligent acts or omissions of Sublandlord or its Authorized Representatives acting within the scope of their authority.

        11.7 Indemnification. Subtenant shall indemnify, protect, defend and hold Sublandlord and Prime Landlord and the Authorized Representatives of Sublandlord and Prime Landlord harmless from all Claims arising out of the use of the Demised Premises by, or resulting from the acts or omissions of, Subtenant or Subtenants Authorized Representatives occurring in, on or about the Demised Premises and the Shopping Center and from a breach of any duties or obligations of Subtenant hereunder. Sublandlord shall indemnify, protect, defend and hold harmless Subtenant and Subtenant! s Authorized Representatives from all Claims arising out of or resulting from the acts or omissions of Sublandlord or Sublandlord's Authorized Representatives occurring in, on or about the Demised Premises and the Shopping Center and from a breach of any duties or obligations of Sublandlord hereunder.

12.     DAMAGE AND DESTRUCTION, CONDEMNATION

        12.1 Damage and Destruction. If, during the Term, the Demised Premises are totally or partially damaged or destroyed, Sublandlord shall use reasonable efforts to cause the Prime Landlord to repair, restore and rebuild the same in the manner provided under the Prime Lease with all reasonable dispatch and diligence. Such damage or destruction shall not terminate this Sublease unless the Prime Landlord has the right to terminate the Prime Lease under the terms of the Prime Lease. Notwithstanding the foregoing, if the existing Laws do not permit the restoration, either party can terminate this Sublease immediately by delivering notice to the other party within sixty (60) days after such damage or destruction. If the Prime Landlord restores the Demised Premises, Subtenant shall be required to immediately commence and diligently pursue the restoration of Subtenant's Work, Subtenant's Trade Fixtures and Subtenant's Personal Property. Such items shall be the sole responsibility of Subtenant to restore and Sublandlord shall have no responsibility for such restoration. Notwithstanding anything to the contrary herein, Subtenant shall have the right to terminate this Sublease if the Demised Premises cannot be restored or are not actually restored within three hundred (300) days after the damage or destruction, to substantially the same condition which existed prior to any damage or destruction, as determined in the sole, but reasonable, discretion of Sublandlord's architect or contractor. If Subtenant desires to so terminate this Sublease, Subtenant must notify Sublandlord in writing of Subtenant's election within fifteen (15) days after receipt of Sublandlord's architect or contractor's estimate of the restoration time period or, if the restoration period exceeds the three hundred (300) day period, within fifteen
(15) days after the expiration of the three hundred (300) day period, as the case may be. If Subtenant so notifies Sublandlord, this Sublease shall be deemed terminated as of the date of such damage or destruction. Notwithstanding any contrary provision of this Sublease, if damage or destruction to the Demised Premises occurs during the last eighteen (18) months of the Term and the extent of the damage is such that Sublandlord as the Prime Tenant under the Prime Lease has the right to terminate the Prime Lease, either Sublandlord or Subtenant can terminate this Sublease by delivering notice to the other party not more than fifteen (15) days after the event causing such damage or destruction, unless Subtenant exercises any unexercised Options hereunder within ten (10) days after receipt of Sublandlord's notice terminating this Sublease, in which case this Sublease shall continue in full force and effect. Unless the damage or destruction is caused by Subtenant's willful misconduct, Minimum Monthly Rent shall abate to the extent that, and for so long as, minimum rental is abated under the Prime Lease. In the event this Sublease is terminated pursuant to this
Section 12, Minimum Monthly Rent, additional rent and all other charges payable by Subtenant hereunder shall be abated as of the date of the casualty. In the event of damage or destruction to the Demised Premises which results in the termination of the Prime Lease (including by exercise of those rights to terminate the Prime Lease, as more specifically set forth therein), this Sublease shall similarly terminate without any further liability. The provisions of this Sublease are intended to exclusively govern the parties' obligations concerning continuation of the tenancy following damage or destruction to the Demised Premises. Accordingly, Sublandlord and Subtenant waive the provisions of any Laws with respect to any damage or destruction of the Demised Premises or any rights of the parties hereto to terminate this Sublease in the event of such damage or destruction.

        12.2 Condemnation. In the event any part of the Demised Premises or Common Area is taken or condemned by any competent authority or is conveyed by deed in lieu of condemnation (a "Taking") and Sublandlord as the Prime Tenant has the right to terminate the Prime Lease, Subtenant shall have the right to terminate this Sublease within forty-five (45) days after the earlier of the date of title transfer or the date of taking of possession by the condemning authority. If there is a Taking of a portion of the Demised Premises, and this Sublease is not terminated, all of the terms of this Sublease shall continue in effect, except that Minimum Monthly Rent shall be reduced to the same extent, and for so long as, minimum rental is reduced under the Prime Lease. If Subtenant does not elect to terminate this Sublease as set forth herein and if the Prime Lease is not terminated as permitted under the terms of the Prime Lease, then Sublandlord shall use reasonable efforts to cause the Prime Landlord to make all necessary repairs or alterations to the Demised Premises or the Common Area as required under the Prime Lease. Subtenant shall not have any right to any portion of the proceeds of any award for a Taking of the Demised Premises; provided, however, Subtenant may make separate claim for the Taking of its fixtures, leasehold improvements, and expenses for moving Subtenant's fixtures, stock in trade and inventory. In the event of a Taking which results in the termination of the Prime Lease (including by exercise of those rights to terminate the Prime Lease, as more specifically set forth therein), this Sublease shall similarly terminate without any further liability. Sublandlord and Subtenant hereby waive the provisions of any applicable Law allowing either party to petition the court with jurisdiction thereof to terminate this Sublease in the event of a Taking of the Demised Premises or the Common Area.

13.     ASSIGNMENT AND SUBLEASE.

        13.1 Sublandlord's Consent. Subtenant shall not assign this Lease nor sublet the Demised Premises without the consent of Sublandlord, which consent shall not be unreasonably withheld; and in the case of any such assignment or subletting, Subtenant shall nevertheless remain primarily liable to Sublandlord for all of Subtenant's obligation under this Sublease. Notwithstanding the foregoing, if Sublandlord consents to an assignment or sublease, Subtenant acknowledges that Prime Landlords consent is still required under the Prime Lease and Sublandlord agrees to use reasonable efforts and diligence to obtain such consent.

        13.2 Right of Recapture. If Subtenant desires to assign its interest in the Sublease, or sublet any or all of the Demised Premises, to any person or business organization, then Subtenant shall request Sublandlord's consent to the intended assignment or subletting and give Sublandlord notice of the intended assignment or subletting and the intended date thereof and the name of the business organization involved and the effective date of the intended assignment or subletting and the amount of the unamortized cost hereinafter referred to. If, within fifteen (15) days after the giving of such notice by Subtenant to Sublandlord of such intended assignment or subletting, Sublandlord gives notice to Subtenant that Sublandlord elects to terminate this Sublease as of said intended date of said assignment or subletting and Subtenant does not within five (5) days withdraw its request to assign or sublet, then this Sublease shall terminate on said intended date as if said intended date were the date originally fixed herein for the termination hereof.

        13.3 No Release of Subtenant. No transfer or subletting by Subtenant shall relieve Subtenant of the obligations to be performed by Subtenant under this Sublease, whether occurring before or after such consent, transfer or subletting. The acceptance by Sublandlord of payment from any other person shall not be deemed to be a waiver by Sublandlord of any provision of this Sublease or to be a consent to any transfer or sublease, or to be a release of Subtenant from any obligation under this Sublease. If this Sublease is assigned or transferred, or if the Demised Premises or any part thereof are sublet or occupied by any person other than Subtenant, Sublandlord may, after default by Subtenant; collect the rent from any such transferee, subtenant or occupant and apply the net amount collected to the rent reserved herein, and no such action by Sublandlord shall be deemed a consent to such transfer, sublease or occupancy.

        13.4 Assumption of Obligations. Each transferee of Subtenant shall assume all obligations of Subtenant under this Sublease and shall be and remain liable jointly and severally with Subtenant for the payment of the rent and the performance of all the terms, covenants, conditions and agreements herein contained on Subtenants part to be performed for the Term. No transfer shall be binding on Sublandlord unless the transferee or Subtenant delivers to Sublandlord a counterpart of the instrument of transfer in recordable form which contains a covenant of assumption by the transferee satisfactory in substance and form to Sublandlord, consistent with the requirements of this section. The failure or refusal of the transferee to execute such instrument of assumption shall not release or discharge the transferee from its liability to Sublandlord hereunder. Sublandlord shall have no obligation whatsoever to perform any duty to or respond to any request from any Subtenant; it being the obligation of Subtenant to administer the terms of its subleases.

        13.5 Involuntary Assignment. No interest of Subtenant in this Sublease shall be assignable by operation of law, including, without limitation, the transfer of this Sublease by testacy or intestacy. Each of the following acts shall be considered an involuntary assignment: (a) if subtenant is or becomes bankrupt or insolvent makes an assignment for the benefit of creditors, or if a proceeding under the Bankruptcy Act is instituted in which Subtenant is the "debtor"; (b) if a writ of attachment or execution is levied on this Sublease; and (c) if, in any proceeding or action to which Subtenant is a party, a receiver is appointed with authority to take possession of the Demised Premises. An involuntary assignment shall constitute an incurable default by Subtenant and Sublandlord shall have the right to elect to terminate this Sublease, in which case this Sublease shall not be treated as an asset of Subtenant.

        13.6 Deemed Transfers. If Subtenant is a corporation, company or other legal entity or is an unincorporated association or partnership, the transfer, assignment or hypothecation of any stock or interest in such corporation, association or partnership in the aggregate from the date of execution of this Sublease in excess of fifty percent (50%) shall be deemed an assignment or transfer within the meaning and provisions of this section.

        13.7 Assignment of Sublease Rents. Subtenant immediately and irrevocably assigns to Sublandlord all rent from any subletting of all or any part of the Demised Premises, and Sublandlord, as assignee and as attorney-in-fact for Subtenant for purposes hereof, or a receiver for Subtenant appointed on Sublandlord's application, may collect such rents and apply same toward Subtenant! s obligations under this Sublease; provided, however, that until the occurrence of an event of default by Subtenant, Subtenant shall have the right and license to collect such rents.

        13.8 Subletting. Any percentage or similar additional rent payable by any subtenant, assignee, concessionaire or other licensee of Subtenant or any party deriving its interest by or through any such party ("Licensee") based on such Licensee's operations on, from or in connection with the Demised Premises shall be based solely on such Licensee's gross sales (as defined in the Prime Lease) rather than such Licensee's income or profit, subject, however, to deductions and exclusions consistent with the definition of percentage rent or gross sales in the Prime Lease.

14.    DEFAULT.

        14.1 Subtenant's Default.

               (a) Definition of Default. The occurrence of any of the following shall constitute a default by Subtenant:

               (1) Failure to pay Rent when due where such failure shall continue for five (5) business days after notice has been delivered to Subtenant (which notice shall be in lieu of, and not in addition to, any notice required under Law to terminate this Sublease or to declare a forfeiture thereof).

               (2) Failure to perform any other provision of this Sublease if the failure to perform is not cured within thirty (30) days after notice has been delivered to Subtenant (which notice shall be in lieu of, and not in addition to, any notice required under Law to terminate this Sublease or to declare a forfeiture thereof). If the failure to perform cannot reasonably be cured within thirty
(30) days, Subtenant shall not be in default of this Sublease if Subtenant commences to cure the failure to perform within five (5) days after Sublandlord's notice and diligently and in good faith continues to pursue the cure to completion.

               (3) (i) The making by Subtenant of any general assignment for the benefit of creditors, (ii) the filing by or against Subtenant of a petition to have Subtenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Subtenant, the same is dismissed within sixty (60) days),
(iii) the appointment of a trustee or receiver to take possession of substantially all of Subtenant's assets located at the Demised Premises or of Subtenant's interest in this Sublease, where possession is not restored to Subtenant within sixty (60) days, or (iv) the attachment, execution or other judicial seizure of substantially all of Subtenant's assets located at the Demised Premises or of Subtenant's interest in this Sublease, where such seizure is not discharged within sixty (60) days.

        14.2 Sublandlord's Remedies for Subtenant's Default. Sublandlord shall have the following remedies if Subtenant commits a default. These remedies are not exclusive and are cumulative and in addition to any remedies now or later allowed by Law.

               (a) Sublandlord can continue this Sublease in full force and effect, and the Sublease will continue in effect as long as Sublandlord does not terminate Subtenant's right to possession, and Sublandlord shall have the right to collect rent when due, all in accordance with Washington Law. During the period Subtenant is in default, Sublandlord can enter the Demised Premises and re-let them, or any part of them, to third parties for Subtenant's account. Subtenant shall be liable immediately to Sublandlord for all costs Sublandlord incurs in re-letting the Demised Premises. Re-letting can be for a period shorter or longer than the remaining term of this Sublease. Subtenant shall pay to Sublandlord the rent due under this Sublease on the dates the rent is due, less the rent Sublandlord receives from any re-letting. No act by Sublandlord allowed by this paragraph shall terminate this Sublease unless Sublandlord notifies Subtenant in writing that Sublandlord elects to terminate this Sublease. Sublandlord, as attorney-in-fact for Subtenant, may from time to time sublet the Demised Premises or any part thereof for such term or terms (which may extend beyond the Term of this Sublease) and at such rent and such other terms as Sublandlord in its sole discretion may deem advisable, with the right to make alterations and repairs to the Demised Premises. Sublandlord shall be required to use reasonable efforts to re-let the Demised Premises. Sublandlord's rejection of a prospective replacement tenant based on an offer of rentals below the rates provided in this Sublease, or containing terms less favorable than those contained herein, shall not give rise to a claim by Subtenant that Sublandlord failed to make reasonable efforts to re-let the Demised Premises. Upon each subletting, Subtenant shall be immediately liable to pay to Sublandlord, in addition to indebtedness other than rent due hereunder, the cost of such subletting and such alterations and repairs performed by Sublandlord in connection with such subletting to return the Demised Premises to a good condition. At the option of Sublandlord, rents received from such subletting shall be applied first, to payment of any indebtedness other than rent due hereunder, from Subtenant to Sublandlord; second to the payment of any costs of such subletting and of such alterations and repairs; third, to payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Sublandlord and applied in payment of future rent as the same becomes due hereunder. If the amounts received from such subletting during that month, as applied by Sublandlord as specified above, are less than the amounts required to be paid during that month by Subtenant hereunder, Subtenant shall pay any such deficiency to Sublandlord. Such deficiency shall be calculated and paid monthly. For all purposes set forth in this subparagraph, Sublandlord is hereby irrevocably appointed attorney-in-fact for Subtenant, with power of substitution. Taking possession of the Demised Premises by Sublandlord, as attorney-in-fact for Subtenant, shall not be construed as an election on Sublandlord's part to terminate this Sublease unless a written notice of such intention is given to Subtenant.

               (b) Sublandlord can terminate Subtenant's right to possession of the Demised Premises at any time. No act by Sublandlord other than giving written notice to Subtenant shall terminate this Sublease. Acts of maintenance, efforts to re-let the Demised Premises, or the appointment of a receiver on Sublandlord's initiative to protect Sublandlord's interest under this Sublease shall not constitute a termination of Subtenant's right to possession. On termination, Sublandlord has the right to recover from Subtenant all amounts permitted by law, including without limitation:

                      (1) The worth, at the time of the award, of the unpaid rent that had been earned at the time of termination of this Sublease.

                      (2) The worth, at the time of the award, of the amount by which the unpaid rent that would have been earned after the date of termination of this Sublease until the time of award exceeds the amount of the loss of rent that Subtenant proves could have been reasonably avoided;

                      (3) The worth, at the time of the award, of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of the loss of rent that Subtenant proves could have been reasonably avoided, and

                      (4) Any other amount, including legal fees and court costs, necessary to compensate Sublandlord for all detriment proximately caused by Subtenant's default.

               "The worth, at the time of the award," as referred to in subparagraph (3) of this subparagraph, is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).

               (c) If Subtenant is in default under this Sublease, Sublandlord shall have the right to have a receiver appointed to collect rent. Neither filing of a petition for the appointment of a receiver nor the appointment itself shall constitute an election by Sublandlord to terminate this Sublease.

               (d) Sublandlord, at any time after Subtenant commits a default, can cure the default at Subtenant's cost. If Sublandlord at any time, by reason of Subtenants default, pays a sum or does any act that requires the payment of any sum, the sum paid by Sublandlord shall be due immediately from Subtenant to Sublandlord at the time the sum is paid, and if paid at a later date shall bear interest at the Overdue Rate from the date the sum is paid by Sublandlord until Sublandlord is reimbursed by Subtenant. The sum, together with interest on it, shall be additional rent.

               (e) All costs and expenses (including attorneys' fees) incurred by Sub landlord in collecting rent or enforcing Subtenant's obligations under the Sublease shall be paid by Subtenant to Sublandlord upon demand.

        14.3 Interest on Unpaid Rent. Rent not paid when due shall bear simple interest Overdue Rate from the date due until paid.

        14.4 Late Charges. Subtenant acknowledges that late payment by Subtenant to Sublandlord of any amount due under this Sublease or the delivery of a check by Subtenant which is dishonored or returned by the bank upon which said check is drawn will cause Sublandlord to incur costs not contemplated by this Sublease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Sublandlord by the terms of any encumbrance and note secured by any encumbrance covering the Demised Premises. Therefore, if (a) any amount payable by Subtenant is not received by Sublandlord within five (5) days after the due date thereof, or (b) Subtenant delivers a check to Sublandlord which is dishonored or returned by the bank upon which said check is drawn (with each event set forth in clauses (a) and (b) being referred to herein as a "late payment"), Subtenant shall pay to Sublandlord an additional sum of three percent (3%) of the overdue amount or the amount of such dishonored or returned check, as the case may be (the "late charge"). The parties agree that this charge represents a fair and reasonable estimate of the costs that Sublandlord will incur by reason of such late payment or delivery of such check by Subtenant. Acceptance of any such charge shall not constitute a waiver of Subtenant's default with respect to the overdue or unpaid amount, or prevent Sublandlord from exercising any of the other rights and remedies available to Sublandlord. If Sublandlord prepares and serves any notice on Subtenant to terminate this Sublease or to declare a forfeiture thereof, Subtenant also shall pay to Sublandlord the reasonable cost of preparing and serving such notice.

        14.5 Sublandlord's or Prime Landlord's Default. In the case of a monetary default by Sublandlord, Sublandlord shall have a period of ten (10) days after receipt of written notice thereof from Subtenant to cure such monetary default. In the case of a non-monetary default, Sublandlord shall commence promptly to cure such default after receipt of written notice from Subtenant specifying the nature of such default and shall complete such cure within thirty (30) days provided that if the nature of the non-monetary default is such that it cannot be cured within the thirty (30) day period, Sublandlord shall have such additional time as may be reasonably necessary to complete its performance so long as Sublandlord has proceeded with diligence following receipt of Subtenant's notice and is then proceeding with diligence to cure such default. Whenever Subtenant is required to deliver notice to Sublandlord of Sublandlord's default or contends that Prime Landlord is in default under the Prime Lease, written notice shall also be delivered at the same time to Prime Landlord or the holder of any Encumbrance, provided that Sublandlord has delivered prior notice of the identity and address of such holder or lessor to Subtenant ("Mortgagee"). The Mortgagee shall have the same time periods within which to cure such defaults as Sublandlord or Prime Landlord (as the case may be) has to cure such defaults; provided, however, such periods for the Mortgagee shall commence to run ten (10) days after the commencement of the periods within which such default must be cured. In this connection, any representative of the Mortgagee shall have the right to enter upon the Demised Premises for the purpose of curing any such default.

15.     LIMITATION OF LIABILITY.

        Notwithstanding anything to the contrary in this Sublease, any judgment obtained by Subtenant against Sublandlord shall be satisfied only out of Sublandlord's interest in the Demised Premises, the Prime Lease, any sublease of the Prime Lease and the rents receivable by Sublandlord therefrom. Neither Sublandlord nor any of its general or limited partners, officers, directors, shareholders, members, interest holders or beneficiaries shall have any personal liability for any matter in connection with this Sublease or its obligations as Sublandlord of the Demised Premises. Subtenant shall not institute, seek or enforce any personal or deficiency judgment against Sublandlord or any of its general or limited partners, officers, directors, shareholders, members, interest holders or beneficiaries and none of their property, except the Sublandlord's right, title and interest in the Prime Lease and any subleases of the Prime Lease and the rents receivable by Sublandlord, shall be available to satisfy any judgment hereunder.

16.     SUBLANDLORD'S ENTRY ON PREMISES.

        16.1 Right of Entry. Upon reasonable advance notice, Prime Landlord, Sublandlord and Authorized Representatives of Prime Landlord or Sublandlord shall have the right to enter the Demised Premises at all reasonable times during Subtenant's normal business hours for any of the following purposes:

               (a) To determine whether the Demised Premises are in good condition and whether Subtenant is complying with its obligations under this Sublease;

               (b) To do any necessary maintenance and to make any restoration to the Demised Premises that Sublandlord has the right or obligation to perform;

               (c) To serve, post, or keep posted any notices required or allowed under the provisions of this Sublease;

               (d) To post "for sale" signs at any time during the Term, to post "for rent" or "for lease" signs during the last six (6) months of the Term, provided such signs are placed on the Demised Premises in an area approved by Subtenant, which approval shall not be unreasonably withheld, conditioned or delayed;

               (e) At any time that Subtenant has elected not to continuously use or operate the Demised Premises, to show the Demised Premises to prospective brokers, agents, buyers, tenants, or persons interested in an exchange, at any time during the Term; and

               (f) To shore the foundations, footings, and walls of the Demised Premises or the Shopping Center and to erect scaffolding and protective barricades around and about the Demised Premises, but not so as to prevent entry to the Demised Premises, and to do any other act or thing necessary for the safety or preservation of the Demised Premises or the building and other improvements in which the Demised

Premises are located if any excavation or other construction is undertaken or is about to be undertaken elsewhere in the Shopping Center or on any adjacent property or nearby street. Sublandlord's right under this provision extends to the owner of the adjacent property on which excavation or construction is to take place and the adjacent property owner's Authorized Representatives.

        16.2 Limited Liability for Entry. Sublandlord shall not be liable in any manner for an inconvenience, disturbance, loss of business, nuisance, or other damage arising out of Sublandlord's entry on the Demised Premises as provided in this paragraph, except damage resulting from a breach of Sublandlord's Entry Duties (as defined below in this paragraph), the negligence of Sublandlord or its Authorized Representatives acting within the scope of their authority. Subtenant shall not be entitled to an abatement or reduction of rent if Sublandlord exercises any rights reserved in this paragraph, except that if pursuant to this Section 16.2 Sublandlord denies reasonable access to the Demised Premises for a reason other than a violation of a provision of this Sublease by Subtenant, and on account thereof Subtenant cannot reasonably operate for business at the Demised Premises, and does not operate for business at the Demised Premises, in excess of two (2) consecutive full business days after notice to Sublandlord, Minimum Monthly Rent shall abate from the end of said period until the earlier of the date Subtenant reopens at the Premises or such time as reasonable access is restored such that Subtenant can again reasonably operate at the Demised Premises, except the aforesaid abatement shall not apply to the extent Subtenant carries, or is required to carry, rent (or business interruption) insurance. Sublandlord shall reasonably conduct its activities in and about the Demised Premises as allowed in this paragraph in a manner that will reasonably minimize the inconvenience, annoyance, or disturbance to Subtenant("Sublandlord's Entry Duties").

17.     SUBORDINATION.

        This Sublease is and shall be subordinate to any ground lease or Encumbrance recorded after the date of this Sublease affecting the Demised Premises, provided that the ground lessor, mortgagee or beneficiary execute and deliver to Subtenant an agreement in a form reasonably acceptable to Subtenant where such party agrees not to disturb Subtenant's possession of the Demised Premises so long as Subtenant is not in default under this Sublease after notice and beyond any applicable cure period. Subtenant shall from time to time, on request from Sublandlord, execute and deliver any documents or instruments that may be required by a lender to effectuate any subordination. If Subtenant fails to execute and deliver any such documents or instruments, Subtenant irrevocably constitutes and appoints Sublandlord as Subtenant! s special attorney-in-fact to execute and deliver any such documents or instruments. Nothing herein shall be construed to waive any breach resulting from Subtenant's failure to execute documents to effectuate or confirm such subordination.

18.     WAIVER.

        18.1 No Impairment of Rights. No delay, waiver or omission in the exercise of any right or remedy of a party hereto on any default by the other party hereto shall impair such a right or remedy or be construed as a waiver.

        18.2 Acceptance of Rent. The receipt and acceptance by Sublandlord of delinquent rent shall not constitute a waiver of any other default.

        18.3 No Surrender. No act or conduct of Sublandlord, including, without limitation, the acceptance of the keys to the Demised Premises, shall constitute an acceptance of the surrender of the Demised Premises by Subtenant before the expiration of the Term. Only a written notice from Sublandlord to Subtenant shall constitute acceptance of the surrender of the Demised Premises and accomplish a termination of this Sublease.

        18.4 No Waiver of Consent. A party's consent to or approval of any act by the other party requiring the first party's consent or approval shall not be deemed to waive or render unnecessary such consent to or approval of any subsequent act by the other party.

        18.5 Written Waiver. Any waiver by a party hereto of any default by the other party hereto must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Sublease.

19.     SALE OR TRANSFER OF PREMISES.

        If Sublandlord sells or transfers any of Sublandlord's right, title or interest in or to the Demised Premises or the Prime Lease, on consummation of the sale or transfer, Sublandlord shall be released from any liability thereafter accruing under this Sublease if Sublandlord's successor has assumed in writing, for the benefit of Subtenant, Sublandlord's obligations under this Sublease, Subtenant is so notified of such sale or transfer and Sublandlord delivers to Sublandlord's successor any funds in which Subtenant has an interest.

20.     SURRENDER OF PREMISES.

        20.1 Condition. On expiration of the Term, Subtenant shall surrender to Sublandlord the Demised Premises and all Subtenants Work and Alterations in good condition and repair (except for ordinary wear and tear and damage and destruction to the Demised Premises covered by Section 12) except for Alterations that Subtenant is obligated to remove under the provisions of Paragraph 10.2. Subtenant shall remove all of Subtenant' s Personal Property within the above stated time. Subtenant shall perform all restoration made necessary by the removal of any Alterations or Subtenant's Personal Property before the expiration or earlier termination of the Term.

        20.2 Removal of Subtenant's Property. If Subtenant fails to remove all Alterations that Subtenant is obligated to remove and all Subtenant's Personal Property and Subtenants Trade Fixtures from the Demised Premises, Sublandlord can elect, without waiving any rights or remedies Sublandlord has against Subtenant for such default, to retain or dispose of in any manner such Alterations, Subtenant's Personal Property or Subtenant's Trade Fixtures. Subtenant waives all claims against Sublandlord for any damage to Subtenant resulting from Sublandlord's retention or disposition of any such Alterations or Subtenant's Personal Property or Subtenant's Trade Fixtures. Subtenant shall be liable to Sublandlord for Sublandlord's costs for storing, removing, and disposing of any such Alterations or Subtenants Personal Property or Subtenant's Trade Fixtures.

        20.3 Damages in Case of Delay. If Subtenant fails to surrender the Demised Premises to Sublandlord on expiration or earlier termination of the Term as required by this paragraph, in addition to the provisions of Section 21, Subtenant shall indemnify, protect, defend and hold Sublandlord harmless from all claims, demands, damages, losses, liabilities, costs, fees and expenses including reasonable attorneys' fees resulting from Subtenant's failure to surrender the Demised Premises, including, without limitation, claims made by a succeeding tenant from Subtenant's failure to timely surrender the Demised Premises.

21.     HOLDING OVER.

        The Twelfth Article of the Prime Lease is incorporated herein and made a part of this Sublease.

22.     ESTOPPEL CERTIFICATES; FINANCIALS.

        22.1 Delivery by Subtenant. Subtenant shall at any time and from time to time upon not less than seven (7) days' prior written notice from Sublandlord execute, acknowledge and deliver to Sublandlord a statement in writing (referred to herein as an "Estoppel Certificate") (i) certifying that this Sublease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Sublease, as so modified, is in full force and effect) and the dates to which the Minimum Monthly Rent and other charges are paid in advance, if any, (ii) acknowledging that there are not, to Subtenant's knowledge, any uncured defaults on the part of Sublandlord hereunder, or specifying such defaults if any are claimed, and (iii) covering such other matters as may be reasonably requested by Sublandlord or by any present or prospective Sublandlord's Mortgagee. Any such statement may be relied upon by any prospective purchaser, ground lessor or encumbrance of the Demised Premises or of all or any portion of the real property of which the Demised Premises are a part.

        22.2 Failure to Deliver. Subtenants failure to deliver such statement within such time, and within five (5) days after a second written notice, shall constitute a material breach of this Sublease and shall be conclusive upon Subtenant (i) that this Sublease is in full force and effect, without modification except as may be represented by Sublandlord, (ii) that there are no uncured defaults in Sublandlord's performance, (iii) that not more than one month's Minimum Monthly Rent has been paid in advance, and (iv) as to such other matters as may be specified in the requested statement.

        22.3 Subtenant's Financial Data. Within fifteen (15) days after Sublandlord's written request, but not more than once in any calendar year, Subtenant shall furnish Sublandlord and Prime Landlord with financial statements including, but not limited to, balance sheets, profit and loss statements, income statements and changes to financial condition, which reflect Subtenant's current financial condition. Any information obtained from Subtenant's financial statements shall be confidential and shall not be disclosed to any third party, other than to carry out the purposes of this Sublease; provided, however, Sublandlord shall incur no liability for the inadvertent disclosure of any such information, and Sublandlord may divulge the contents of any financial statements of Subtenant in connection with any financing arrangement or assignment of Sublandlord's interest in the Demised Premises or in connection with any administrative or judicial proceedings or otherwise required by Law.

23.     DEFINITIONS.

        The definitions contained in this Sublease shall be used to interpret this Sublease. As used herein, the following words and phrases shall have the following meanings:

        23.1 Alteration. The term "Alteration" shall mean any addition or change to, or modification of, the Demised Premises made by Subtenant, including, without limitation, fixtures (but excluding Subtenant's Trade Fixtures) and Subtenant's Work as such terms are defined herein.

        23.2 Authorized Representative. The term "Authorized Representative" shall mean any director, officer, agent, partner, employee, or independent contractor of the specified party or the Prime Landlord or its successors or assigns authorized to act for or on behalf of the specified party or the Prime Landlord.

        23.3 Building. The term "Building" shall mean the building on and part of the Master Premises as defined or referenced under the Prime Lease.

        23.4 Claims. The term "Claims" shall mean all liabilities, obligations, claims, damages, losses, penalties, causes of action, judgments, costs and expenses (including without limitation, reasonable attorneys' fees and expenses).

        23.5 Encumbrance. The term "Encumbrance" shall mean any deed of trust, mortgage, or other written security device or agreement affecting the Shopping Center, the Demised Premises, the Prime Lease or this Sublease, and the note or other obligation secured by it, that constitutes security for the payment of a debt or performance of an obligation. "Sublandlord's Mortgagee" shall mean the holder of any such security interest that encumbers the interest of Sublandlord under the Prime Lease and/or this Sublease.

        23.6 Environmental Site Assessment. The term "Environmental Site Assessment" shall mean that Environmental Site Assessment dated January 27, 1997, by Engeo, Incorporated, receipt of which is hereby acknowledged.

        23.7 Lease Year. The term "Lease Year" have the same definition as "lease year" under the Prime Lease, except that if the Rent Commencement Date occurs on a date other than the first day of such Lease Year, the first Lease Year shall be a partial lease year running from the Rent Commencement Date to the end of the Lease Year in which the Rent Commencement Date occurs.

        23.8 Floor Area. The term "Floor Area" shall mean all areas designated by Sublandlord for the exclusive use of a Subtenant (other than the Common Areas) measured from the exterior surface of exterior walls (and extensions, in the case of openings) and to the center of demising walls, and shall include all restrooms, warehouse or storage areas, clerical or office areas, employee areas and similar areas.

        23.9 Force Majeure. The term "Force Majeure" shall mean any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, judicial orders, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes (financial inability or operating performance excluded) beyond the reasonable control of the party obligated to perform.

        23.10 Hazardous Substance. The term "Hazardous Substance" shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence,

24.     MISCELLANEOUS.

        24.1 Time of Essence. Except as to performance of Sublandlord's work and delivery to subtenant of possession of the Demised Premises, time is of the essence of each provision of this Sublease in which time is an element.

        24.2 Consent. Unless otherwise specified in this Sublease, whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval.

        24.3 Corporate Authority. Subtenant shall deliver to Sublandlord on execution of this Sublease a certified copy of a resolution of Subtenants board of directors authorizing the execution of this Sublease and naming the officers that are authorized to execute this Sublease on behalf of Subtenant.

        24.4 Successors. Subject to Section 13, this Sublease shall be binding on and inure to the benefit of the parties and their successors and assigns.

        24.5 Payments. Rent and all other sums payable under this Sublease must be paid in lawful money of the United States of America. All sums payable to Sublandlord under this Sublease other than Minimum. Monthly Rent and Percentage Rent shall be deemed to be additional rent, and Sublandlord shall have the same remedies against Subtenant for the failure to pay such sums when and as due, as Sublandlord has for Subtenant's failure to pay Minimum Monthly Rent or Percentage Rent.

        24.6 Incorporation by Reference. All exhibits referred to are attached to this Sublease and incorporated by reference.

        24.7 No Merger. No merger shall occur as a result of one entity holding or acquiring the right, title and interest of the Prime Landlord under the Prime Lease and the right, title and interest of the Sublandlord hereunder and/or the Prime Tenant under the Prime Lease unless such party consents to a merger in writing.

        24.8 Governing Law. This Sublease shall be construed and interpreted in accordance with the laws of the State of Washington.

        24.9 Severability. The unenforceability, invalidity or illegality of any provision of this Sublease shall not render the other provisions unenforceable, invalid, or illegal.

        24.10 Modification Only by Writing. This Sublease contains the entire agreement of the parties with respect to the subject matter contained herein and cannot be amended or modified except by a written agreement.

        24.11 Attorneys' Fees. The Twenty-First Article of the Prime Lease is incorporated herein and made a part of this Sublease except the interest rate charged thereon shall be at the Overdue Rate rather than the interest rate set forth therein.

        24.12 Notices. Any notice, demand, request, consent, approval, or communication that either party desires or is required to give to the other party or any other person shall be in writing and either served personally or sent by prepaid, certified or registered mail or by a reputable national overnight courier service such as Federal Express. Any notice, demand, request, consent, approval or communication that either party desires or is required to give to the other party shall be addressed to the other, party at the address set forth in the Fundamental Lease Provisions. Either party may change its address by notifying the other party of the change of address in writing. Notice shall be deemed communicated within forty-eight (48) hours from the time of mailing if mailed as provided in this paragraph.

        24.13 Brokers. Sublandlord and Subtenant represent and wan-ant to the other that neither party has had any dealings with any real estate broker or agent in connection with the negotiation of this Sublease, except that Sublandlord's listing agent is First American Properties, Inc. and Subtenant is represented by Grubb & Ellis. Sublandlord has agreed to pay brokerage commissions to both listing agents in accordance with the terms of a separate agreement.

        24.14 Recording. Subtenant and Sublandlord agree to execute and acknowledge the Memorandum of Sublease attached as Exhibit I. The party electing to record same shall pay all costs of recording.

        24.15 Survival of Subtenant's Obligations. All of Subtenants indemnities, waivers, assumptions of liability, duties and obligations hereunder shall survive the expiration or other termination of this Sublease, whether by expiration of time, operation of law or otherwise, to the extent required for the full observances and performance thereof.

                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Sublease the day and year first above written.

Sublandlord:                                     Subtenant:
FADCO, LLC,                                      G.I. JOE'S, INC.
a Delaware limited liability company             an Oregon corporation

By:     Alamo Group, III, LLC,                   By:
        a California limited liability           Name:
        company, Its Member                      Title:

        By:                                      By:
           -------------------------------          ---------------------------
               Donald F. Gaube,                  Name:
               President                         Title:

                                 ACKNOWLEDGMENT

STATE OF ________________    )
                             ) SS
COUNTY OF ______________     )



        I do hereby certify that on this 17th day of July, 19__, before me, _________, a notary public in and for the County and State aforesaid, and duly commissioned, personally appeared ____________________ known to me to be the President of G.I. Joe's Inc. who, being by me duly sworn, did depose and say that he resides in Oregon; that he is the President of G.I. Joe's Inc., the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is the corporate seal of said corporation; that, on behalf of said corporation and by authority of its bylaws, he signed, sealed and delivered said instrument for the uses and purposes therein set forth, as its and his free and voluntary act; and that he signed his name thereto by like order. In Witness Whereof, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                      -------------------------------
                                      Notary Public
                                      Name:
                                           --------------------------

                                           --------------------------

                                      Residing at:


                                      My Commission expires:

                                           --------------------------

                                 ACKNOWLEDGMENT

STATE OF ________________ )
                          ) SS
COUNTY OF ______________  )



        On July 22, 1998, before me, _________, personally appeared ____________________, personally known to me OR proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

        WITNESS my hand and official seal.

Signature                                              (Seal)
          -------------------------------

                                    EXHIBITS


     Exhibit                      Description                    Paragraph            Page
     -------                      -----------                    ---------            ----
        A           Prime Lease                                     A.                 1
        B           Site Plan                                       C.                 1
        C           Permitted Exceptions                          2.3(e)               7
        D           Nondisturbance Agreement, Estoppel and      3.3(a)(ii)             9
                    Attornment Agreement
        E           Court Order                                  3.3(b)(1)             9
        F           Subtenant's Work                                5.2                10
        G           Subtenant's Prototypical Signage                6.5                15
        H           Construction Provisions                         5.2                10
        I           Memorandum of Sublease                         24.14               33